Exhibit 99.1

American Midstream Announces Agreement for the Purchase of its Outstanding

Common Units by an Affiliate of ArcLight Energy Partners

HOUSTON – (PRNewswire) March 18, 2019 – American Midstream Partners, LP (NYSE: AMID) (“AMID” or “Partnership”) today announced that it has entered into a definitive agreement and plan of merger (“Merger Agreement”) with an affiliate (the “Purchaser”) of ArcLight Energy Partners Fund V, L.P. (“ArcLight”). The Purchaser will acquire, for cash, in a merger transaction, all outstanding common units of the Partnership not already held by affiliates of ArcLight, at a price of $5.25 per common unit.

The merger is expected to close in the second quarter of 2019. The Partnership does not expect to make any cash distributions on its common units or preferred units prior to the closing of the merger.

The conflicts committee of the board of directors of the Partnership’s general partner, after consultation with its independent legal and financial advisors, unanimously approved the Merger Agreement and determined it to be in the best interests of the Partnership and its unitholders unaffiliated with ArcLight. Subsequently, the board of directors of the Partnership’s general partner approved the Merger Agreement and determined it to be fair and reasonable and in the best interests of the Partnership.

The closing of the merger is subject to satisfaction of customary conditions, including receipt by the Partnership of a consent and waiver from the Partnership’s lenders. Under the partnership agreement, the merger is required to be approved by a majority of the outstanding common units and preferred units, voting as a class, and each class of preferred units. Affiliates of ArcLight own approximately 51% of such voting power and prior to the execution of the Merger Agreement, affiliates of ArcLight delivered to the Partnership a written consent approving the Merger. As such, the merger has been approved by the limited partners of the Partnership, and the Partnership will not hold a meeting of its unitholders to approve the merger. Upon closing of the merger, the Partnership will be a wholly owned subsidiary of the Purchaser and its common units will cease to be publicly traded.

Gibson, Dunn & Crutcher LLP acted as legal counsel to the Partnership. Evercore acted as financial advisor and Thompson & Knight LLP acted as legal counsel to the Partnership’s conflicts committee. BofA Merrill Lynch acted as financial advisor and Kirkland & Ellis LLP acted as legal counsel to ArcLight.

The Partnership plans to file with the Securities and Exchange Commission a Current Report on Form 8-K containing additional information regarding the terms of the transaction, including a copy of the merger agreement.

About American Midstream Partners, LP

American Midstream Partners, LP is a limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas; and terminal sites with approximately 3.0 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of the website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Partnership’s expectations regarding the timing and terms and results of the merger. We have used the words “could,” “expect,” “intend,” “may,” “will,” “potential,” “would,” “plan” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include actions by ArcLight, lenders, regulatory agencies, and other third parties, changes in market conditions, and information described in our public disclosure and filings with the SEC, including the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 9, 2018. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com

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